Exhibit 99.1

News Release
Exxon Mobil Corporation
5959 Las Colinas Boulevard
Irving, TX 75039
972 444 1107 Telephone
972 444 1138 Facsimile

FOR IMMEDIATE RELEASE
MONDAY, JANUARY 30, 2006

EXXON MOBIL CORPORATION ANNOUNCES ESTIMATED

FOURTH QUARTER 2005 RESULTS

	Fourth Quarter			Twelve Months
	2005	2004	%	2005	2004	%
Net Income
$ Millions	10,710	8,420	27	36,130	25,330	43
$ Per Common Share
Assuming Dilution	1.71	1.30	32	5.71	3.89	47

Earnings Excluding Special Items
$ Millions	10,320	8,420	23	33,860	25,880	31
$ Per Common Share
Assuming Dilution	1.65	1.30	27	5.35	3.97	35

Capital and Exploration
Expenditures - $ Millions	5,331	4,233		17,699	14,885

IRVING, TX, January 30 -- Exxon Mobil Corporation today reported fourth quarter 2005 results.  Earnings excluding special items were $10,320 million ($1.65 per share), an increase of $1,900 million from the fourth quarter of 2004.  Fourth quarter net income included a special gain of $390 million from the resolution of a previously disclosed litigation issue.  Including this gain, net income of $10,710 million ($1.71 per share) increased by $2,290 million.

EXXONMOBIL'S CHAIRMAN REX W. TILLERSON COMMENTED:

"ExxonMobil's fourth quarter earnings excluding special items were $10,320 million, up 23% from fourth quarter 2004, reflecting higher crude oil and natural gas realizations and improved refining and marketing margins.  Net income for the fourth quarter was $10,710 million, up 27% from 2004.

There is a great deal of public interest in global energy prices.  We recognize that consumers worldwide want and need reliable supplies of affordable energy - to fuel their vehicles, light and heat their homes and run their businesses.  Our strong financial results will continue to allow us to make significant, long-term investments required to do our part in meeting the world's energy needs.

ExxonMobil continued its active investment program in the fourth quarter, spending $5.3 billion on capital and exploration projects, bringing full year spending to $17.7 billion, an increase of 19% or $2.8 billion versus 2004.

The Corporation distributed a total of $6.8 billion to shareholders in the fourth quarter through dividends and share purchases to reduce shares outstanding.  Distributions to shareholders totaled $23.2 billion for the full year, an increase of 56% or $8.3 billion versus 2004."

FOURTH QUARTER HIGHLIGHTS

•

Earnings excluding special items were $10,320 million, an increase of 23% or $1,900 million from the fourth quarter of 2004.

•

Net income of $10,710 million includes a special gain of $390 million from the previously disclosed litigation issue.

•

Cash flow from operations and asset sales was approximately $11.9 billion, including asset sales of $1.4 billion.

•

Share purchases to reduce shares outstanding of $5.0 billion were at the same level as the third quarter of 2005.

•

Earnings per share excluding special items were $1.65, an increase of 27%, reflecting strong earnings and the reduction in the number of shares outstanding.

•

Production from the multi-phase Sakhalin 1 project started on schedule during the fourth quarter.  This initial phase of the project is expected to produce 250 thousand barrels per day (gross) of liquids and 130 million cubic feet per day (gross) of gas by the end of 2006.

Fourth Quarter 2005 vs. Fourth Quarter 2004

Upstream earnings were $7,038 million, up $2,151 million from the fourth quarter of 2004 reflecting higher crude oil and natural gas realizations.

On an oil-equivalent basis, production decreased by 1% from the fourth quarter of 2004.  Excluding the residual impact of hurricanes Katrina and Rita, as well as divestment and entitlement effects, production increased 2%.

Liquids production of 2,629 kbd (thousands of barrels per day) was 64 kbd higher.  Higher production from projects in West Africa, Azerbaijan and the North Sea was partly offset by the impact of mature field decline, the residual effect of hurricanes Katrina and Rita, and entitlement and divestment impacts.  Excluding the impact of the hurricanes, entitlement effects, and divestments, liquids production increased by 6%.

Fourth quarter natural gas production was 9,822 mcfd (millions of cubic feet per day) compared with 10,430 mcfd last year.  Higher volumes from projects in Qatar, the North Sea and North America were more than offset by the impact of mature field decline, lower European demand, maintenance activity, the residual effect of hurricanes Katrina and Rita, as well as entitlement and divestment impacts.

Earnings from U.S. Upstream operations were $1,787 million, $403 million higher than the fourth quarter of 2004.  Non-U.S. Upstream earnings were $5,251 million, up $1,748 million from 2004.

Downstream earnings were $2,390 million, up $46 million from the fourth quarter 2004.  Higher refining and marketing margins were partly offset by residual impacts from hurricanes Katrina and Rita.  Petroleum product sales were 8,322 kbd, 124 kbd lower than last year's fourth quarter, primarily due to the hurricanes.

U.S. Downstream earnings were $1,158 million, up $282 million.  Non-U.S. Downstream earnings of $1,232 million were $236 million lower than the fourth quarter of 2004.

Chemical earnings excluding special items were $835 million, down $413 million from the same quarter a year ago primarily due to reduced margins from increased feedstock costs.  Prime product sales of 6,292 kt (thousands of metric tons) were down 657 kt from last year's fourth quarter, largely due to the hurricanes.

Corporate and financing recorded a gain of $57 million, up $116 million mainly due to higher interest income.

During the fourth quarter of 2005, Exxon Mobil Corporation purchased 92 million shares of its common stock for the treasury at a gross cost of $5.3 billion.  These purchases included $5.0 billion to reduce the number of shares outstanding and the balance to offset shares issued in conjunction with the company benefits plans and programs.  Shares outstanding were reduced from 6,222 million at the end of the third quarter to 6,133 million at the end of the fourth quarter.  Purchases may be made in both the open market and through negotiated transactions, and may be increased, decreased or discontinued at any time without prior notice.

Full Year 2005 vs. Full Year 2004

Net income of $36,130 million ($5.71 per share) increased $10,800 million from 2004.  Net income for 2005 included special items totaling $2,270 million.  Excluding special items in both periods, earnings increased by $8 billion versus 2004.

FULL YEAR HIGHLIGHTS

•

Earnings excluding special items were $33,860 million, an increase of 31%, with strong contributions from all segments of the business.  Net income increased by 43%.

•

Earnings per share excluding special items increased by 35% reflecting strong earnings and the reduction in the number of shares outstanding.

•

Special items of $2,270 million included a $1,620 million special gain related to Gasunie, a $460 million positive impact from the sale of the Corporation's stake in Sinopec, a $390 million gain from the previously disclosed litigation issue, and a charge of $200 million for Allapattah.  Net income for 2004 included a $550 million special charge for Allapattah.

•

Cash flow from operations and asset sales was approximately $54.2 billion, including $6.0 billion from asset sales.

•

The Corporation distributed a total of $23.2 billion to shareholders in 2005 through dividends and share purchases to reduce shares outstanding, an increase of $8.3 billion versus 2004.

•

Capital and exploration expenditures were $17.7 billion, an increase of $2.8 billion versus 2004.

Upstream earnings excluding special items were $22,729 million, an increase of $6,054 million from 2004.  Higher liquids and natural gas realizations were partly offset by lower production.

On an oil-equivalent basis, production decreased 3.6% from last year.  Excluding the impact of hurricanes Katrina and Rita, as well as divestment and entitlement effects, production decreased by 1%.

Liquids production of 2,523 kbd decreased by 48 kbd from 2004.  Higher production from projects in West Africa, the North Sea and North America was more than offset by mature field decline, the impact of hurricanes Katrina and Rita, maintenance activity, as well as entitlement and divestment impacts.  Excluding the impact of the hurricanes, entitlement effects, and divestments, liquids production increased 1.5%.

Natural gas production of 9,251 mcfd, decreased 613 mcfd from 2004.  Higher volumes from projects in Qatar, the North Sea and North America were more than offset by mature field decline, the impact of hurricanes Katrina and Rita, maintenance activity, lower European demand, as well as entitlement and divestment impacts.

Earnings from U.S. Upstream operations for 2005 were $6,200 million, an increase of $1,252 million.  Earnings outside the U.S., excluding special items, were $16,529 million, $4,802 million higher than 2004.

Downstream earnings excluding special items were $7,882 million, an increase of $1,626 million from 2004 reflecting stronger worldwide refining margins partly offset by weaker marketing margins.  Petroleum product sales of 8,257 kbd increased from 8,210 kbd in 2004.

U.S. Downstream earnings excluding special items were $4,111 million, up $1,375 million.  Non-U.S. Downstream earnings, excluding special items, were $3,771 million, $251 million higher than last year.

Chemical earnings excluding special items were $3,403 million, down $25 million from 2004 due to lower volumes.  Prime product sales were 26,777 kt, down 1,011 kt from 2004, largely due to the hurricanes.

Corporate and financing expenses of $154 million decreased by $325 million mainly due to higher interest income.

Gross share purchases in 2005 were $18,221 million which reduced shares outstanding by 4.2%.

Estimates of key financial and operating data follow.  Financial data, except per share amounts, are expressed in millions of dollars.

ExxonMobil will discuss financial and operating results and other matters on a webcast at 10 a.m. central time on January 30, 2006.  To listen to the event live or in archive, go to our website at www.exxonmobil.com.

Statements in this release relating to future plans, projections, events, or conditions are forward-looking statements.  Actual results, including project plans, timing, and capacities, could differ materially due to changes in long-term oil or gas prices or other market conditions affecting the oil and gas industry; political events or disturbances; reservoir performance; the outcome of commercial negotiations; severe weather events; changes in technical or operating conditions; and other factors discussed under the heading "Factors Affecting Future Results" on our website and in Item 1 of ExxonMobil's 2004 Form 10-K.  We assume no duty to update these statements as of any future date.

Consistent with previous practice this press release includes both net income and earnings excluding special items.  Earnings that exclude special items are a non-GAAP financial measure and are included to help facilitate comparisons of base business performance across periods.  A reconciliation to net income is shown in Attachment II.  The release also includes cash flow from operations and asset sales.  Because of the regular nature of our asset management and divestment program, we believe it is useful for investors to consider sales proceeds together with cash provided by operating activities when evaluating cash available for investment in the business and financing activities.  Calculation of this cash flow is shown in Attachment II.  Further information on ExxonMobil's frequently used financial and operating measures is contained on pages 28 and 29 in the 2004 Form 10-K and is also available through the Investor Information section of our website at www.exxonmobil.com.

Attachment I

EXXON MOBIL CORPORATION
FOURTH QUARTER 2005
(millions of dollars, unless noted)

	Fourth Quarter		Twelve Months
	2005	2004	2005	2004
Earnings / Earnings Per Share

Total revenues and other income	99,662	83,365	370,998	298,035
Total costs and other deductions	81,944	70,100	311,566	256,794
Income before income taxes	17,718	13,265	59,432	41,241
Income taxes	7,008	4,845	23,302	15,911
Net income (U.S. GAAP)	10,710	8,420	36,130	25,330

Net income per common share (dollars)	1.72	1.31	5.76	3.91

Net income per common share
- assuming dilution (dollars)	1.71	1.30	5.71	3.89

Other Financial Data

Dividends on common stock
Total	1,795	1,738	7,185	6,896
Per common share (dollars)	0.29	0.27	1.14	1.06

Millions of common shares outstanding
At December 31			6,133	6,401
Average - assuming dilution	6,211	6,461	6,322	6,519

Shareholders' equity at December 31			111,058	101,756
Capital employed at December 31			121,181	112,630

Income taxes	7,008	4,845	23,302	15,911
Excise taxes	7,829	7,288	30,742	27,263
All other taxes	10,871	11,419	44,571	43,605
Total taxes	25,708	23,552	98,615	86,779

ExxonMobil's share of income taxes
of equity companies	466	294	2,226	1,180

Attachment II

EXXON MOBIL CORPORATION
FOURTH QUARTER 2005
(millions of dollars)

	Fourth Quarter		Twelve Months
	2005	2004	2005	2004
Net Income (U.S. GAAP)
Upstream
United States	1,787	1,384	6,200	4,948
Non-U.S.	5,251	3,503	18,149	11,727
Downstream
United States	1,158	876	3,911	2,186
Non-U.S.	1,232	1,468	4,081	3,520
Chemical
United States	281	425	1,186	1,020
Non-U.S.	944	823	2,757	2,408
Corporate and financing	57	(59)	(154)	(479)
Corporate total	10,710	8,420	36,130	25,330

Special Items
Upstream
Non-U.S.	0	0	1,620	0
Downstream
United States	0	0	(200)	(550)
Non-U.S.	0	0	310	0
Chemical
Non-U.S.	390	0	540	0
Corporate total	390	0	2,270	(550)

Earnings Excluding Special Items
Upstream
United States	1,787	1,384	6,200	4,948
Non-U.S.	5,251	3,503	16,529	11,727
Downstream
United States	1,158	876	4,111	2,736
Non-U.S.	1,232	1,468	3,771	3,520
Chemical
United States	281	425	1,186	1,020
Non-U.S.	554	823	2,217	2,408
Corporate and financing	57	(59)	(154)	(479)
Corporate total	10,320	8,420	33,860	25,880

Cash flow from operations and asset sales (billions of dollars)
Net cash provided by operating activities (U.S. GAAP)	10.5	12.4	48.2	40.6
Sales of subsidiaries, investments and property, plant and equipment	1.4	0.7	6.0	2.7

Cash flow from operations and asset sales	11.9	13.1	54.2	43.3

Attachment III

EXXON MOBIL CORPORATION
FOURTH QUARTER 2005

	Fourth Quarter		Twelve Months
	2005	2004	2005	2004
Net production of crude oil
and natural gas liquids,
thousands of barrels daily (kbd)
United States	431	534	477	557
Canada	356	357	346	355
Europe	539	564	546	583
Asia Pacific	154	189	169	202
Africa	795	612	666	572
Other	354	309	319	302
Worldwide	2,629	2,565	2,523	2,571

Natural gas production available for sale,
millions of cubic feet daily (mcfd)
United States	1,620	1,810	1,739	1,947
Canada	912	951	918	972
Europe	4,804	5,370	4,315	4,614
Asia Pacific	1,132	1,382	1,268	1,519
Other	1,354	917	1,011	812
Worldwide	9,822	10,430	9,251	9,864

Oil-equivalent production (koebd)*	4,266	4,303	4,065	4,215

*Gas converted to oil-equivalent at 6 million cubic feet = 1 thousand barrels

Attachment IV

EXXON MOBIL CORPORATION
FOURTH QUARTER 2005

	Fourth Quarter		Twelve Months
	2005	2004	2005	2004
Petroleum product sales (kbd)
United States	2,900	2,993	2,915	2,872
Canada	641	643	620	615
Europe	2,155	2,167	2,115	2,139
Asia Pacific	1,837	1,751	1,786	1,689
Other	789	892	821	895
Worldwide	8,322	8,446	8,257	8,210

Gasolines, naphthas	3,274	3,380	3,274	3,301
Heating oils, kerosene, diesel	2,632	2,609	2,560	2,517
Aviation fuels	649	722	700	698
Heavy fuels	754	693	711	659
Specialty products	1,013	1,042	1,012	1,035
Total	8,322	8,446	8,257	8,210

Refinery throughput (kbd)
United States	1,669	1,881	1,794	1,850
Canada	479	470	466	468
Europe	1,717	1,701	1,672	1,663
Asia Pacific	1,484	1,491	1,490	1,423
Other	303	309	301	309
Worldwide	5,652	5,852	5,723	5,713

Chemical prime product sales,
thousands of metric tons (kt)
United States	2,228	2,871	10,369	11,521
Non-U.S.	4,064	4,078	16,408	16,267
Worldwide	6,292	6,949	26,777	27,788

Attachment V

EXXON MOBIL CORPORATION
FOURTH QUARTER 2005
(millions of dollars)

	Fourth Quarter		Twelve Months
	2005	2004	2005	2004
Capital and Exploration Expenditures

Upstream
United States	542	520	2,142	1,922
Non-U.S.	3,852	2,774	12,328	9,793
Total	4,394	3,294	14,470	11,715
Downstream
United States	213	175	753	775
Non-U.S.	535	496	1,742	1,630
Total	748	671	2,495	2,405
Chemical
United States	61	79	243	262
Non-U.S.	108	177	411	428
Total	169	256	654	690

Other	20	12	80	75

Worldwide	5,331	4,233	17,699	14,885

Exploration expenses charged to income
included above
Consolidated affiliates
United States	54	41	157	192
Non-U.S.	278	268	795	891
Equity companies - ExxonMobil share
United States	0	9	0	9
Non-U.S.	0	16	17	27
Worldwide	332	334	969	1,119

Attachment VI

EXXON MOBIL CORPORATION
NET INCOME

	$ Millions	$ Per Common Share

2001
First Quarter	5,000	0.72
Second Quarter	4,460	0.66
Third Quarter	3,180	0.46
Fourth Quarter	2,680	0.39
Year	15,320	2.23

2002
First Quarter	2,090	0.30
Second Quarter	2,640	0.40
Third Quarter	2,640	0.39
Fourth Quarter	4,090	0.60
Year	11,460	1.69

2003
First Quarter	7,040	1.05
Second Quarter	4,170	0.63
Third Quarter	3,650	0.55
Fourth Quarter	6,650	1.01
Year	21,510	3.24

2004
First Quarter	5,440	0.83
Second Quarter	5,790	0.89
Third Quarter	5,680	0.88
Fourth Quarter	8,420	1.31
Year	25,330	3.91

2005
First Quarter	7,860	1.23
Second Quarter	7,640	1.21
Third Quarter	9,920	1.60
Fourth Quarter	10,710	1.72
Year	36,130	5.76